Exhibit 10.1
EMPLOYMENT AGREEMENT FOR FELIX LIN
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between HF Foods Group Inc. (the “Company”) and Felix Lin (the “Executive”) effective as of January 1, 2025 (the “Effective Date”).
WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to serve in such capacity on behalf of the Company.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:
1. Employment

(a)Term. The term of this Agreement shall begin on January 1, 2025 and shall continue for three years, unless sooner terminated by either party in accordance with Sections 6 through 10. The term of this Agreement shall automatically renew for periods of one year unless either party gives the other party written notice at least 90 days prior to the end of the then-existing term or at least 90 days prior to the end of any one-year renewal period that the term of this Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the Agreement terminates is referred to herein as the “Term.”
(b)Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, with duties, responsibilities and authority commensurate therewith, and shall report to the Board of Directors of the Company (the “Board”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the Board. The Executive shall undergo a performance review by the Board no less frequently than annually. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder.
(c)Best Efforts.
(1)During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its Affiliates (as defined below), and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 13 below. The foregoing shall not be construed as preventing the Executive from (i) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (ii) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 13 below. Subject to the restrictions set forth herein and only with prior written disclosure to and consent of the Company, the Executive may engage in other types of business or public activities. The Company may rescind such consent if it determines, in its discretion, that such activities interfere with the business interests of the Company or its Affiliates, or conflict with the Executive’s duties to the Company or its Affiliates.
(2)The Executive further agrees that, during his employment with the Company, and as part of his duties as an employee of the Company, the Executive will submit to the Company all business, commercial and investment opportunities presented to the Executive or of which the Executive becomes aware that relate to the business of the Company or its Affiliates, and unless approved by the Company in writing, the Executive will not pursue, directly or indirectly, any such opportunities on his own behalf.
(d)Principal Place of Employment. The Executive understands and agrees that his principal place of employment will be in the Company’s offices located in the Las Vegas, Nevada metropolitan area and that the Executive will be required to travel for business in the course of performing his duties for the Company.
2. Compensation

(a)Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”) at the annual rate of $675,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Board pursuant to the normal performance review policies for senior-level executives and may be adjusted from time to time as the Board deems appropriate. The Compensation Committee of the Board may take any actions of the Board pursuant to this Agreement, to the extent such authority is delegated to it by the Board.
(b)Annual Bonus. The Executive shall be eligible to receive a discretionary annual bonus for each fiscal year during the Term, commencing with the first year that begins on the Effective Date, based on the attainment of individual and corporate performance goals and targets approved by the Compensation Committee of the Board (“Annual Bonus”). The target amount of the Executive’s Annual Bonus for any fiscal year during the Term is 125% of the Executive’s annual Base Salary. Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives of the Company. Except as detailed in Section 6(b), the Executive must be actively employed and in good standing (and not have provided to the Company or been provided by the Company a notice of termination) through the date that any Annual Bonus is paid to be eligible for the Annual Bonus.
(c)Performance Bonus. The Executive shall be eligible to receive a one-time equity grant under the Company’s 2018 Omnibus Equity Incentive Plan (the “Incentive Plan”) in the form of Performance Stock Units (“PSUs”) with a value of $1,000,000, as determined by reference to the closing price of the Company’s shares on the date of grant (the “Performance Bonus”). The Performance Bonus shall be granted to the Executive within five business days of the Effective Date and shall vest in full on the third anniversary of the Effective Date only if: (1) the Executive is actively employed and in good standing on such date and (2) for at least a period of 30 days at any time prior to the third anniversary of the Effective Date, the closing price of the Company’s common stock averages at least $7.00 over such 30-day period. The Performance Bonus shall be subject to the terms and conditions of the Incentive Plan and the equity grant agreement evidencing such equity grant.
(d)Long-Term Incentive Plan. The Executive shall be eligible to receive additional equity grants under the Incentive Plan, subject to annual Compensation Committee of the Board approval. The target amount of the Executive’s annual equity grant for any fiscal year during the Term will be 150% of the Executive’s annual Base Salary. Any equity grants granted under the Incentive Plan shall be subject to the terms and conditions of the Incentive Plan and the equity grant agreement evidencing such equity grant.
3. Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs available to employees of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any Affiliate of the Company from terminating or amending any employee benefit plan or program from time to time on or after the Effective Date.

4. Vacation. During the Term, the Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Company’s vacation, holiday, sick and other pay-for-time-not-worked policies as in effect from time to time.

5. Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (that does not include commuting) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.

6. Termination without Cause; Resignation for Good Reason; Non-Renewal. The Company may terminate the Executive’s employment at any time without Cause (as defined in the HF Foods Group Inc. Severance Policy (the “Severance Policy”). The Executive may initiate a termination of employment by resigning for Good Reason (as defined in the Severance Policy) in accordance with the requirements of the Severance Policy. For purposes of this Agreement or the Severance Policy, a nonrenewal by the Company of the term under Section 1 does not constitute a termination without Cause or a resignation for Good Reason. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, and if the Executive executes and does not revoke a written Form Release (as defined in and in accordance with the requirements of the Severance Policy), the Executive shall be entitled to receive the following:

(a) the severance benefits for the Chief Executive Officer as outlined in Exhibit A of the Severance Policy, provided, however, that (1) if a termination without Cause or resignation for Good Reason occurs prior to the expiration of the initial three-year term, the number of months of base salary payable to the Executive shall be 36 months, or (2) if a termination without Cause or resignation for Good Reason occurs prior to the expiration of any subsequent one-year renewal term, the number of months of base salary payable to the Executive shall be the number of months of base salary remaining under the one-year renewal term plus the severance benefits for the Chief Executive Officer for a termination without Cause or resignation for Good Reason as outlined in Exhibit A of the Severance Policy;
(b)if such termination without Cause or resignation for Good Reason occurs on or after June 30th of the calendar year, a pro rata target Annual Bonus, calculated by multiplying the target Annual Bonus by a fraction, the numerator of which shall be the number of days the Executive was employed by the Company in the calendar year, and the denominator of which shall be 365; and
(c)any outstanding equity grants held by the Executive as of his termination date shall be governed by the terms of the applicable equity grant agreement evidencing such equity grants.
In addition, regardless of whether the Executive signs or revokes the Form Release, upon termination of employment by the Company without Cause or by the Executive for Good Reason or if the Executive’s employment terminates following the Company’s election not to renew the Term in accordance with Section 1(a) in connection with the expiration of the initial three year term or any one-year renewal term, the Company will pay the Executive any amounts earned, accrued and owing but not yet paid and any vested benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”).

7. Cause. The Company may terminate the Executive’s employment at any time for Cause (as defined in the Severance Policy) upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.

8. Voluntary Resignation without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon 90 days’ prior written notice to the Company (“Notice Period”). During the Notice Period, the Executive will remain bound by this Agreement. The Company may vary the Executive’s duties or require the Executives to cease performing all or any part of the Executive’s duties during all or part of the Notice Period. During the Notice Period, the Company will continue to pay the Executive’s Base Salary and provide any benefits due under this Agreement until it terminates upon the expiration of the Notice Period, or earlier at the Company’s discretion. The Company may elect to accelerate the Executive’s resignation date and terminate the Executive’s employment, provided that in such event the Company shall pay the Executive Base Salary in lieu of notice for all or any part of the remaining Notice Period. Such Base Salary in lieu of notice shall continue to be paid in accordance with the Company’s normal payroll practices. The Executive will not be eligible to receive any bonus or performance incentive during the Notice Period. In the event the Executive is relieved of all or any part of the Executive’s duties during the Notice Period and/or is paid in lieu of all or any part of the Notice Period, the Executive and the Company agree that such event(s) shall not constitute a termination without Cause or a termination for Good Reason under this Agreement. If the Executive’s employment terminates on account of voluntary resignation without Good Reason, the Executive shall be entitled to receive any Accrued Obligations.

9. Disability. If the Executive incurs a Disability (as defined in the Severance Policy) during the Term, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations. Any outstanding equity grants held by the Executive as of his termination date shall be governed by the terms of the applicable equity grant agreement evidencing such equity grants.

10. Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Obligations. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive. Any outstanding equity grants held by the Executive as of the date of death shall be governed by the terms of the applicable equity grant agreement evidencing such equity grants.

11. Resignation of Positions. Effective as of the date of any termination of employment, the Executive shall be deemed to have automatically resigned from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and Affiliates, and shall execute all documentation requested by the Company to memorialize such resignation.

12. Section 409A.

(a)This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay”

exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.
(b)All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service,” to the extent required for purposes of section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
(c)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.
13. Restrictive Covenants.
(a)Noncompetition. The Executive agrees that during the Executive’s employment with the Company and its Affiliates and the 12-month period following the date on which the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the United States. The term “Competitive Business” means any company engaged in marketing or distribution of fresh produce, frozen or dry food, or non-food products to Asian restaurants or food service customers. The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates and the Executive’s position with the Company, the foregoing is reasonable and appropriate. For purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company or other entity under common control with the Company.
(b)Nonsolicitation of Company Personnel. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Company or

Affiliate and the first day of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive during the Restricted Period, such hiring or solicitation shall be conclusively presumed to be a violation of this subsection (b).
(c)Nonsolicitation of Customers. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer or actively sought prospective customer of the Company or an Affiliate for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or an Affiliate during the Executive’s employment with the Company or an Affiliate.
(d)Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 13(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.
(e)Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(f)Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and similar or related information that relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.

(g)Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.
14. Remedies. Because Executive’s services are personal and unique and because Executive may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, or other equitable relief, without bond (if allowed by applicable law), and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. In the event that Executive performs services for other entities while employed by the Company or leaves the employ of the Company, Executive hereby consents to the notification of Executive’s new employer of Executive’s rights and obligations under this Agreement.

15. Arbitration.
(a)Any and all disputes between the parties, arising under or relating to this Agreement, Executive’s employment or the termination thereof, or any other dispute or claim arising among or between the parties, further including any disagreement as to whether such dispute or claim is arbitrable, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (the “Rules”), except as modified by this Agreement. The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules, and each side shall bear its own costs and counsel fees in any such arbitration. Any arbitration hereunder shall be conducted in Las Vegas, Nevada and any arbitration award shall be final and binding on the parties. The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement.
(b)The arbitration shall be conducted on a strictly confidential basis, and neither the Company nor Executive shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any claim (collectively, “Arbitration Materials”) to any third party, with the sole exception of the parties’ attorneys, accountants, and any other person reasonably necessary to litigate the arbitration (provided that they each agree to keep the Arbitration Materials confidential). The parties hereby agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to take all appropriate steps to file all Proprietary Information (and documents containing Proprietary Information) under seal in any such proceeding where possible, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.
(c)Notwithstanding the foregoing, the arbitrator may grant motions to dismiss, motions for summary judgment, and interim injunctive relief or, notwithstanding anything to the contrary in this Agreement, the Company or Executive may commence litigation in court to obtain injunctive relief or an order requiring specific performance to enforce or prevent any violations of Section 13 of this Agreement. The arbitration provisions of this Section 15 shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the District of Nevada, including the confirmation of any award arising out of the arbitration. The parties consent to the jurisdiction of (and the laying of venue in) such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by email.
16. Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 14, 15, and 16) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against the Executive or others.

18. Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the provisions detailed in the section titled “Parachute Payments” in the Severance Policy shall apply to those aforementioned compensatory payments or distributions.

19. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

    If to the Company, to:

6325 South Rainbow Boulevard, Suite 420
Las Vegas, Nevada 89118
Attn: Christine Chang

    If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

20. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

21. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

22. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 13, will continue to apply in favor of the successor.

23. Clawback Policies. Executive acknowledges and agrees that to the extent permitted under applicable law, all amounts payable under this Agreement are subject to the terms of any applicable Clawback Policy (as defined herein) and, to the extent permitted by applicable law, including without limitation section 409A of the Code, all amounts payable under this Agreement are subject to offset in the event that the Executive has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of this Agreement or otherwise, and the Company shall be entitled to recover from the Executive the amount specified under the policy to be clawed back, recouped or forfeited. For the purposes of this Agreement, “Clawback Policy” means any clawback, recoupment or forfeiture provisions of any applicable clawback, recoupment or forfeiture policy (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange) approved by the Board (or a committee thereof), as in effect from time to time, whether approved before or after the Effective Date. Employee acknowledges and agrees that Executive will be bound by the terms of any such Clawback Policy as if it were set forth in this Agreement.

24. Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its Affiliates, the Executive shall be indemnified by the Company, and the Company shall pay the Executive’s related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws. During the Executive’s employment with the Company or any of its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy.

25. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, other than the Severance Policy which shall continue in full force and effect. This Agreement may be changed only by a written document signed by the Executive and the Company.

26. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

27. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Nevada without regard to rules governing conflicts of law.

28. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or pictograph format such as PDF), each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HF FOODS GROUP INC.

/s/ Christine Chang
Name: Christine Chang
Title: General Counsel and Chief Compliance Officer
Date: December 16, 2024

EXECUTIVE

/s/ Felix Lin
Name: Felix Lin
Date: December 16, 2024